                     CONCEPT INCORPORATED AND SUBSIDIARIES
                       Consolidated Financial Statements
                               December 31, 1994
                   With Independent Auditors' Report Thereon

                     CONCEPT INCORPORATED AND SUBSIDIARIES



                               Table of Contents





                                                                         Page(s)
Independent Auditors' Report                                                1

Consolidated Balance Sheet                                                 2-3

Consolidated Statement of Income                                            4

Consolidated Statement of Shareholders' Equity                              5

Consolidated Statement of Cash Flows                                       6-7

Notes to Consolidated Financial Statements                                 8-14

                          Independent Auditors' Report


The Board of Directors and Shareholders
Concept Incorporated:


We have audited the accompanying consolidated balance sheet of Concept Incorporated and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Concept Incorporated and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



Louisville, Kentucky
February 17, 1995, Except as to
note 15, which is as of April 25, 1995

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                           Consolidated Balance Sheet
                               December 31, 1994



                   Assets
Current assets:
   Cash                                                                $  234,273
   Accounts receivable - trade                                          2,021,137
   Accounts receivable - partnership                                    1,287,841
   Prepaid expenses                                                       272,517
   Inventories                                                            158,140
   Deferred income taxes                                                  153,169
                                                                       ----------
       Total current assets                                             4,127,077

Property, plant and equipment:
   Land                                                                   184,956
   Buildings and improvements                                           3,966,151
   Equipment and automobiles                                              711,820
                                                                       ----------
                                                                        4,862,927
   Less accumulated depreciation and amortization                         507,115
                                                                        4,355,812
Other assets:
   Investment in partnership                                                 --
   Facility start-up costs, net of accumulated amortization
      of $198,299                                                       1,145,668
   Organization costs, net of accumulated amortization
      of $88,177                                                           31,500
                                                                       ----------
                                                                        1,177,168
                                                                       $9,660,057



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                     Consolidated Balance Sheet, Continued
                               December 31, 1994



Liabilities and Shareholders' Equity
Current liabilities:
   Line of credit                                            $   785,150
   Accounts payable                                            2,178,484
   Accrued expenses                                            1,141,119
   Deferred revenue                                              197,640
   Income taxes payable                                            3,030
   Long-term debt and capital lease obligations - current        460,727
   Notes payable and advances -  shareholders                     60,000
                                                             -----------
              Total current liabilities                        4,826,150
Long-term debt and capital lease obligations - non-current       854,317
Investment in partnership                                        479,517
Deferred compensation                                             87,908
Notes payable - shareholders                                      40,000
Deferred income taxes                                                993
                                                             -----------
              Total liabilities                                6,288,885

Shareholders' equity:
   Class A common stock ($10 par value, 30,000 shares
      authorized, issued 20,882 shares)                          208,820
   Additional paid-in capital                                  1,335,991
   Retained earnings                                           2,112,797
   Less shareholder notes receivable                            (286,436)
                                                             -----------
              Total shareholders' equity                       3,371,172
Commitments and contingencies
                                                             $ 9,660,057



See accompanying notes to consolidated financial statements.

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                        Consolidated Statement of Income
                          Year Ended December 31, 1994


Operating revenues:
   Contract revenues                                      $ 21,489,274
   Other revenues                                            1,847,470
                                                          ------------
           Total operating revenues                         23,336,744

Facility operating expenses                                 19,858,079

           Contribution from operations                      3,478,665

General and administrative expenses                          1,928,021
                Net operating income                         1,550,644

Other income (expenses):
   Interest income                                              53,135
   Interest expense                                           (154,540)
   Loss on disposition of assets                               (35,373)
   Loss on write-off of option                                (384,000)
   Equity in net earnings of unconsolidated partnership        200,591
                                                          ------------
           Total other income (expenses)                      (320,187)
                   Income before income taxes                1,230,457
Income taxes                                                   466,650
                                                          ------------
Net income                                                $    763,807
                                                          ============



See accompanying notes to consolidated financial statements.

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                 Consolidated Statement of Shareholders' Equity
                          Year Ended December 31, 1994



                                                                      Additional           Shareholder     Total
                                  Class A             Class B          Paid-in   Retained     Notes     Shareholders'
                             Shares    Amount    Shares     Amount     Capital   Earnings   Receivable     Equity
Balance at
   December 31, 1993         15,508   155,080     9,896     98,960     529,165   1,348,990       --      2,132,195

Conversion of Class B
   common stock to Class A    1,881    18,810    (9,896)   (98,960)     80,150        --         --           --

Issuance of Class A common
   stock for cash and notes   3,493    34,930      --         --       726,676        --     (286,436)     475,170

Net income                     --        --        --         --          --       763,807       --        763,807
                             ------  --------    ------   --------  ----------  ----------  ---------   ----------

Balance at
   December 31, 1994         20,882  $208,820      --     $   --    $1,335,991  $2,112,797  $(286,436)  $3,371,172
                             ======  ========    ======   ========  ==========  ==========  =========   ==========



See accompanying notes to consolidated financial statements.

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows
                          Year Ended December 31, 1994


Cash flows from operating activities:
   Net income                                                 $   763,807
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization                              301,032
       Other amortization, net                                     52,747
       Deferred income taxes                                     (209,969)
       Loss on disposition of assets                               35,373
       Equity in net earnings of unconsolidated partnership      (200,591)
    (Increase) decrease in:
       Accounts receivable - trade                               (344,680)
       Accounts receivable - partnership                       (1,287,841)
       Income tax receivable                                         --
       Prepaid expenses                                           (15,643)
       Inventories                                                (65,523)
    Increase (decrease) in:
       Accounts payable                                         1,179,306
       Accrued expenses                                           522,799
       Deferred revenue                                           197,640
       Income taxes payable                                      (510,317)
       Deferred compensation                                       87,908
                                                              -----------
                 Net cash provided by operating activities        506,048
                                                              -----------

Cash flows from investing activities:
   Purchase of property, plant and
      equipment                                                (1,424,376)
   Facility start-up costs                                     (1,343,967)
   Proceeds from disposition of property,
      plant and equipment                                           3,400
   Investment in partnership, net                                 355,193
                     Net cash used in investing activities     (2,409,750)
                                                              -----------

Cash flows from financing activities:
   Proceeds from line of credit, net                              785,150
   Proceeds from issuance of long-term debt                          --
   Principal payments on long-term debt and
     capital lease obligations                                   (205,405)
   Proceeds from issuance of common stock                         475,170
                     Net cash used in financing activities      1,054,915
                                                              -----------
Net decrease in cash                                             (848,787)
Cash - beginning of year                                        1,083,060
                                                              -----------
Cash - end of year                                            $   234,273
                                                              ===========



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                Consolidated Statement of Cash Flows, Continued
                          Year Ended December 31, 1994




Noncash investing and financing activities:
   Assets acquired under capital lease
      obligations                             $   184,419
                                              ===========

   Investment in option                       $  (384,000)
                                              ===========

   Claims settlement                          $   384,000
                                              ===========

Supplemental disclosures:
   Cash paid during the year for:
      Interest                                $   129,256
                                              ===========
      Income taxes                            $ 1,113,558
                                              ===========



See accompanying notes to consolidated financial statements.

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                               December 31, 1994


1.   Summary of Significant Accounting Policies

     Nature of Business

     Concept Incorporated (the Company) operates six secure prison facilities under contract with federal, state and municipal governmental agencies. Three facilities are used for pre-parole transfers, one is an intermediate sanction facility, one is a metropolitan jail and one houses medium security inmates. Two facilities are owned, three are leased and one is owned by a partnership in which the Company has a 50% ownership interest.

     Four management contracts expire in August 1995, one expires in January 1996, and one expires in February 1998. Contract revenues from contracts which expire in 1995 amounted to approximately $18.4 million in 1994. Management believes these contracts will be renewed. Two additional state contracts were awarded to the Company in 1994, with scheduled facility openings in May and September of 1995.

     Principles of Consolidation

     The consolidated financial statements include the accounts of Concept Incorporated and its wholly owned subsidiaries, Mineral Wells R.E. Holding Corp. and Concept Incorporated of Overton, Texas. Intercompany transactions and balances have been eliminated.

     The Company owns, directly and indirectly, 49.9999% of United-Concept, Limited Partnership (UCLP), including 49.95% of United-Concept, Inc., the managing general partner of UCLP. This investment is recorded in the Company's consolidated financial statements on the equity method.

     Contract Accounting

     Revenues and expenses related to contracts for facilities in operation are accounted for using the accrual method of accounting. From the date a contract is awarded until the facility is in operation, revenue and direct expenses related to the facility which would otherwise be recognized on the accrual basis are deferred and the net amount is amortized on the straight-line method over the initial contract term. Such deferred amounts do not include indirect expenses or overhead.

     Contract bidding costs and corporate general and administrative expenses not directly associated with particular facilities are expensed as incurred.

     Inventories

     Inventories consist of food, inmate clothing, commissary goods and office supplies. Carrying value of inventories is based on cost determined by the first-in, first-out method, which approximates market value.



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


1.   Summary of Significant Accounting Policies (Continued)

     Property, Plant and Equipment

     Property, plant and equipment are carried at cost. Renewals and betterments that extend the useful lives of the assets or increase their value are capitalized, while repairs and maintenance expenditures are charged to operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is forty years for buildings and improvements and three to ten years for equipment and automobiles. Assets under capital leases are amortized on the straight-line method over the shorter of the term of the related lease or the estimated useful life of the assets.

     Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and tax rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

2.   Cash

     The Company maintains two operating checking accounts and an interest-bearing checking account with a single bank, as well as a demand money market account with a financial institution. Operating funds are moved back and forth among these accounts depending on availability of funds. Because one of the accounts automatically sweeps either between the interest-bearing account or the Company's line of credit with the same bank, it generally shows as overdrawn on the Company's books. At December 31, 1994, after netting the three operating accounts, a credit balance of $209,228 was reclassified to accounts payable.

3.   Investment in Partnership

     The investment in partnership of ($479,517) at December 31, 1994, which is presented as a deferred credit in the accompanying consolidated balance sheet, represents the Company's contributions to capital, advances, and 50% share of cumulative net income of UCLP accounted for on the equity method, net of the $1,500,000 in payments discussed below.

     Mineral Wells R.E. Holding Corp. (MWREHC), a wholly-owned subsidiary of the Company, owns 49.5% of UCLP as a limited partner and .2% of UCLP as a general partner. The Company directly owns .2% of UCLP as a general partner. The Company also owns 50% of the common stock of United-Concept, Inc., which owns .2% of UCLP as the managing general partner.



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


3.   Investments in Partnership (Continued)

     United-Concept, Inc. has issued and outstanding 1,000 shares of common stock (of which the Company and the Company's partner in UCLP each own 500 shares) and one share of voting preferred stock, which is held by The First National Bank of Chicago under an indenture agreement related to the financing of the Eloy facility. Each share of stock, common and preferred, has one vote. The preferred stock does not participate in income distribution by United-Concept, Inc., and has a $10 liquidation value. The by-laws of United-Concept, Inc. require 100% shareholder approval of significant corporate actions, and also require an independent director. Thus, the Company is entitled to 50% of the income of UCLP, but mathematically owns less than 50% of its capital and controls less than 50% of voting decisions. The independent director effectively has veto power over the actions of UCLP's managing general partner, United-Concept, Inc.

     UCLP has a contract with the Federal Bureau of Prisons (BOP) to operate the Eloy Detention Center at Eloy, Arizona. UCLP owns the facility, including furniture, fixtures and equipment and a waste water treatment plant. UCLP is the primary obligor on the debt incurred to finance the facility, which is secured by the Eloy facility real and personal property, the Eloy contract receivables, $269,000 of the Company's contract receivables from its Mineral Wells facility, and the Mineral Wells real estate. The Company and the other UCLP partners have jointly and severally guaranteed the UCLP debt, which totaled $29,860,073 at December 31, 1994.

     On November 16, 1993, the Company entered into an Operating Agreement with UCLP, under which the Company operates the Eloy facility. The Company is responsible for all operating expenses of the facility, including taxes, insurance and maintenance. The Company's compensation under the agreement is equal to the monthly contractual revenue less the monthly debt service payment. The Operating Agreement expires sixty (60) days after maturity, as defined, or upon thirty (30) days written notice from UCLP to the Company.

     Concurrent with the closing of the financing on the Eloy Detention Center in November 1993, the Company received payments totaling $448,000 from its partner in UCLP and $252,000 from an affiliate of its partner in UCLP, under terms of a Funding Agreement entered into by and between the Company and companies related to its partner in UCLP. These payments were recorded as deferred revenue during 1993, and subsequently credited to the Company's investment in UCLP during 1994. In addition, $800,000 of loan proceeds to UCLP were paid to the Company during 1994 which were credited to the Company's investment in UCLP. Of these payments, $1,100,000 is being amortized over the life of the debt on the Eloy facility due to the Company's guarantee of such debt. Such amortization amounted to $156,419 in 1994.



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


3.   Investments in Partnership (Continued)

     Condensed financial information of UCLP is summarized as follows:

                                                     (Dollars in thousands)
     Year ended December 31
       Net revenue                                          $  1,886
       Net income                                                401
                                                            ========

     At December 31
       Current assets                                       $  2,560
       Non-current assets                                     29,397
                                                            --------
     Total assets                                           $ 31,957
                                                            ========

       Current liabilities                                  $  5,789
       Non-current liabilities                                25,965
       Partners' capital                                         203
                                                            --------
     Total liabilities and partners' capital                $ 31,957
                                                            ========

4.   Investment in Option

     The Company and its partners in UCLP have entered into an agreement under which the Company can purchase its partners' interests in UCLP, including United-Concept, Inc., for $5,250,000 on or before September 30, 1995. As compensation to its partners to enter the option agreement, the Company waived all of its claims under the Funding Agreement for lost revenues due to reduced prisoner population during the opening of the Eloy facility. The amount of these claims was agreed by the parties to be $384,000, which has been recorded by the Company as other revenues, representing its investment in the option agreement. The Company does not have sufficient capital at this time to exercise the option and, accordingly, has written off the amount of the option as of December 31, 1994.

5.   Line of Credit

     In 1994, the Company obtained a line of credit from a bank in the amount of $1,500,000, secured by accounts receivable and a first mortgage on real estate located in Bridgeport, Texas, having a net book value of $685,058 as of December 31, 1994. Portions of the line are also guaranteed up to $800,000 by shareholders/employees of the Company. Balances outstanding on the line bear interest at the prime rate of the bank, which was 8.5% at December 31, 1994. The line is activated when checks presented to the bank for payment exceed the balance of the operating account, and reduced when receivables are collected and deposited in the bank. The balance due on the line was $785,150 at December 31, 1994. The line expires December 2, 1995.

6.   Deferred Revenue

     In 1994, the Company received advance commission payments, against which commissions earned are being offset. The remaining balance at December 31, 1994 was $197,640.



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


7.   Long-Term Debt and Capital Lease Obligations

     Long-term debt and capital lease obligations consist of the following:

     Notes payable to United-Concept, Limited Partnership, bearing interest at
     10% per annum, of which 3% per year is reimbursed to the Company by a partner, payable in monthly installments of principal and interest of
     $19,000, due January 2000, secured by land, buildings and improvements          $   891,735

     Note payable to a vendor, bearing interest at prime plus 1.75% (10.25% as of December 31, 1994), payable in quarterly installments of principal and interest of $18,723, due in December 1997, classified as currently payable
     due to a debt covenant violation                                                    224,683

     Various obligations under capitalized leases with a related party expiring through 1997. The net book value of the related equipment is approximately
     $44,630 at December 31, 1994                                                        196,663

     Notes payable to banks at interest rates ranging from 9.75% to 13%, with monthly installments of principal and interest, with varying due dates
     through April 1995, secured by automobiles                                            1,963
                                                                                     -----------
                                                                                       1,315,044
     Less current portion                                                                460,727

                                                                                     $   854,317

     Scheduled repayments of long-term debt and capital lease obligations are as follows for the years ended December 31:

                                                    Capital leases  Long-term debt
          1995                                       $   115,448      $  372,015
          1996                                            85,338         160,592
          1997                                            38,150         177,408
          1998                                              --           195,985
          1999                                              --           212,381
                                                     -----------      ----------
                                                         238,936      $1,118,381
                                                     ===========
          Less amount representing interest              (42,273)
                                                     -----------
          Present value of minimum lease payments        196,663
          Less current portion                            88,712
                                                     -----------
          Long-term portion of capital lease
             obligations                             $   107,951
                                                     ===========



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


8.   Notes Payable and Advances - Shareholders

     Included in current liabilities is a cash advance from a shareholder with no specified repayment terms. The balance was $50,000 at December 31, 1994.

     The Company is obligated under unsecured notes payable to shareholders totaling $50,000 and bearing interest at 9%. The notes are payable in annual principal amounts of $10,000, plus interest, beginning January 1995 through January 1999.

9.   Income Taxes

     The provision for income taxes is comprised of:

          Current:
                 Federal                $ 561,921
                 State                    114,698
                                        ---------
                                          676,619
          Deferred:
                 Federal                 (179,820)
                 State                    (30,149)
                                         (209,969)
          Total                         $ 466,650
                                        =========

     The effective tax rate of 37.9% in 1994 represents the combined statutory federal and state tax rates, because there were no significant permanent differences.

     The temporary differences that give rise to the deferred tax assets and deferred tax liabilities primarily relate to facility start-up costs, payments from UCLP, UCLP partners and affiliates, vacation accruals and commission payments paid in advance.

10.  Common Stock

     In 1994, shareholders received .19 share of Class A common stock for each share of Class B common stock they held, and all of the Class B common stock previously issued and outstanding was retired. The Class B stock option plan, under which no options had been granted, was canceled. There are currently no stock option plans in effect for any of the Company's common stock.

     On July 27, 1994, the Company sold 2,949 shares of Class A common stock for cash of $29,490 and notes receivable of $332,116 to officers of the Company. The notes receivable, which were originally due on August 31, 1994, were renewed for one year and bear interest at 5.83%. At December 31, 1994 the outstanding balance of these notes is $286,436. The shares are subject to a buy-sell agreement which gives the Company a right of first refusal to buy back shares at book value, as of the buyback date.

     All of the Class A common stock is subject to a voting trust agreement, which gives the majority shareholder the right to vote all outstanding shares.



                                                                     (Continued)

                     CONCEPT INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


11.  Operating Leases

     The Company leases real property and equipment under noncancelable operating leases with terms of two (2) to five (5) years. The future minimum rentals under the leases at December 31, 1994, are as follows:

          1995                          $  592,888
          1996                             184,519
          1997                             167,442
          1998                              49,226
          1999                               8,603
                                        ----------
                                        $1,002,678

12.  Related Party Transactions

     The Company legal fees to a law firm of which one of the partners is also a shareholder and director of the Company. Legal fees paid to the law firm, amounted to $20,420 in 1994.

     A corporation owned by a stockholder provides professional services to the Company. These professional services and related costs amounted to $126,756 in 1994. At December 31, 1994 accounts payable due the corporation were $0.

     The Company leases certain automobiles and equipment from a corporation of which one of the stockholders is also a stockholder of the Company. Total lease payments to this related party in 1994 were $91,008. Capital lease obligations under these leases were $196,663 as of December 31, 1994.

13.  Economic Dependency

     The Company receives a significant portion of its contract revenues from the Texas Board of Pardons and Paroles (Texas Board). Such revenues amounted to $18.4 million and $15.4 million in 1994 or 79% of operating revenues. At December 31, 1994 accounts receivable balances due the Company from the Texas Board are $1,560,448.

14.  Contingencies

     In the normal course of business, the Company has become subject to certain claims and litigation. In the opinion of management, the outcome of such matters will not have a material effect on the consolidated financial position or results of operations of the Company.

15.  Subsequent Event

     Effective April 25, 1995, all of the outstanding common shares of the Company were exchanged for 1,362,496 shares of common stock of Corrections Corporation of America (CCA), and the Company became a wholly-owned subsidiary of CCA.

                     CONCEPT INCORPORATED AND SUBSIDIARIES





                       Consolidated Financial Statements

                                 March 31, 1995

                                  (Unaudited)





May 8, 1995

                     CONCEPT INCORPORATED AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                 March 31, 1995

                                  (Unaudited)


Assets
- ------


Current assets:
         Cash                                                                                   20,043
         Accounts receivable - trade                                                         1,812,190
         Accounts receivable - partnership                                                   1,580,349
         Prepaid expenses                                                                      371,828
         Inventories                                                                           162,951
         Deferred and refundable income taxes                                                  469,916
                                                                                          ------------

           Total current assets                                                              4,417,277

Property, plant and equipment:
         Land                                                                                  206,281
         Buildings and improvements                                                          4,220,924
         Equipment and automobiles                                                             830,753
                                                                                          ------------
                                                                                             5,257,958

         Less accumulated depreciation                                                         622,750
                                                                                          ------------

           Net Property, plant and equipment                                                 4,635,208

Other assets:
         Investment in partnership                                                             823,859
         Facility start-up costs, net                                                          103,168
                                                                                          ------------

           Net other assets                                                                    927,027
                                                                                          ------------

                          Total assets                                                       9,979,512
                                                                                          ============

                     CONCEPT INCORPORATED AND SUBSIDIARIES

                                 March 31, 1995

                                  (Unaudited)


Liabilities and Shareholders' Equity
- ------------------------------------

Current liabilities:
         Line of Credit                                                                     1,046,189
         Accounts payable                                                                   2,440,882
         Accrued expenses                                                                   1,111,118
         Deferred revenue                                                                   1,211,638
         Long-term debt and capital lease obligations - current                               220,999
         Notes payable and advances - shareholders                                             60,000
                                                                                         ------------

           Total current liabilities                                                        6,090,826

Long-term debt and capital lease obligations - non-current                                    936,161
Deferred compensation                                                                         100,467
Notes payable - shareholders                                                                   30,000
                                                                                         ------------

           Total liabilities                                                                7,157,454

Shareholders' equity:
         Common stock                                                                         208,820
         Additional paid-in capital                                                         1,335,991
         Retained earnings                                                                  1,558,683
         Less shareholders notes receivable                                                  (281,436)
                                                                                         ------------

           Total shareholders' equity                                                       2,822,058
                                                                                         ------------

                          Total liabilities and shareholders' equity                        9,979,512
                                                                                         ============

                     CONCEPT INCORPORATED AND SUBSIDIARIES

         Consolidated Statements of Income (Loss) and Retained Earnings

                       Three Months Ended March 31, 1995

                                  (Unaudited)


Operating revenues:
         Contract revenues                                                                  5,936,599
         Other revenues                                                                       448,118
                                                                                          -----------

                 Total operating revenues                                                   6,384,717

Facility operating expenses                                                                 7,103,710
                                                                                          -----------

                 Contribution (loss) from operations                                         (718,993)

General and administrative expenses                                                           429,111
                                                                                          -----------

                          Net operating income (loss)                                      (1,148,104)

Other income (expense):
         Interest income                                                                        2,973
         Interest expense                                                                     (58,612)
         Gain on disposition of assets                                                          4,509
         Equity in net income of unconsolidated partnership                                   359,667
                                                                                          -----------

                 Total other income (expense)                                                 308,537

                          Income (loss) before taxes                                         (839,567)

Income tax expense (benefit)                                                                 (285,453)
                                                                                           ----------

Net income (loss)                                                                            (554,114)

Retained earnings at December 31, 1994                                                      2,112,797
                                                                                           ----------

Retained earnings at March 31, 1995                                                         1,558,683
                                                                                          ===========

                     CONCEPT INCORPORATED AND SUBSIDIARIES

                      Consolidated Statement of Cash Flow

                       Three Months Ended March 31, 1995

                                  (Unaudited)

Cash flows from operating activities                                                         (554,114)
         Net Income
         Adjustments to reconcile net income to net cash
          provided by operating activities:
                 Depreciation and amortization                                                224,749
                 Deferred income taxes and taxes payable                                     (320,770)
                 Gain on disposition of assets                                                 (4,509)
                 Equity in earnings of unconsolidated partnership                            (359,667)
         (Increase) decrease in:
                 Accounts receivable - trade                                                  208,947
                 Accounts receivable - partnership                                           (292,508)
                 Prepaid expenses                                                             (99,311)
                 Inventories                                                                   (4,811)
         Increase (decrease) in:
                 Accounts payable                                                             262,398
                 Accrued expenses                                                             (30,001)
                 Deferred revenue                                                           1,013,998
                 Deferred compensation                                                         12,559
                                                                                        -------------

                          Net cash provided by operating activities                            56,960

Cash flows from investing activities:
         Purchase of property, plant and equipment                                           (369,217)
         Investment in partnership, net                                                          (128)
                                                                                        -------------

                          Net cash used in investing activities                              (369,345)

Cash flows from financing activities:
         Proceeds from line of credit, net                                                    261,039
         Principal payments on long-term debt and
          capital lease obligations                                                          (162,884)
                                                                                        -------------

                          Net cash provided by financing activities                            98,155
                                                                                        =============

Net increase (decrease) in cash                                                              (214,230)

Cash - beginning of period                                                                    234,273
                                                                                        =============

Cash - end of period                                                                           20,043
                                                                                        =============